EXHIBIT 10.2

PRINCIPAL SHAREHOLDER AGREEMENT

This PRINCIPAL SHAREHOLDER AGREEMENT (this “Agreement”) is made as of April 10, 2017 among Maxwell Technologies, Inc., a corporation incorporated under the laws of the State of Delaware (the “Company”) and SDIC Fund Management Co., Ltd. (the “Shareholder”). Terms not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase Agreement (as defined below).
RECITALS
WHEREAS, the Company and the Shareholder or one of its Principal Shareholder Affiliates (as defined below) (the “Purchaser”) are, concurrently herewith, entering into a Stock Purchase Agreement, as the same may be amended from time to time (the “Purchase Agreement”), which provides for, among other things, the purchase and sale of shares of common stock, par value $0.10 per share, of the Company (the “Common Stock”).
WHEREAS, the shares of Common Stock acquired by the Purchaser in accordance with the Purchase Agreement, and any other shares of Common Stock or Common Stock Equivalents of which the Shareholder or the Purchaser acquires beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “1934 Exchange Act”), in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”)) after the date hereof, including (i) by reason of any stock split, stock dividend, reclassification, recapitalization or other similar transaction, (ii) pursuant to the exercise of options or warrants to purchase such shares of Common Stock or Common Stock Equivalents; and (iii) upon the conversion of any convertible debentures or exchange for debt, in each case, shall be subject to the terms and conditions of this Agreement (all such shares of Common Stock beneficially owned by the Purchaser, the “Shares”).
WHEREAS, this Agreement sets out the terms and conditions of, among other things, the agreement between the Company and the Shareholder related to certain limitations on the Shareholder’s ownership of the Shares and the Shareholder’s right to nominate a member to the Board of Directors of the Company (the “Board of Directors”).
NOW, THEREFORE, this Agreement witnesses that, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:
1.Lock-Up Agreement.
1.1    The Shareholder agrees that the Shares whether now owned or hereafter acquired by the Shareholder or its Principal Shareholder Affiliates (collectively, the “Lock-Up Shares”) shall be subject to the restrictions and obligations as set forth in this Section 1.
1.2    The Shareholder and its Principal Shareholder Affiliates shall not, without the prior written consent of the Company, directly or indirectly, during the Lock-Up Period (as defined below): (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of or lend, directly or indirectly, Lock-Up Shares; (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise; (iii) subject to the terms of the Registration Rights Agreement, dated the date hereof, between the Company and the Shareholder, make any demand for or exercise any right with respect to, the registration of any Lock-Up Shares; or (iv) publicly disclose the intention to do any of the foregoing (each of the foregoing a “Transfer”). The “Lock-Up Period” shall mean the period commencing on the date of the Effective Time and continuing until and including the date that is 18 months after the date of the Effective Time, at which time the Lock-Up Period shall automatically terminate without any action by any party, unless otherwise mutually agreed to in writing by the Company and Shareholder.
1.3    Notwithstanding any other provision of this Section 1, the Shareholder and its Principal Shareholder Affiliates may Transfer any or all of the Lock-Up Shares (i) by gift or to any member of the immediate family of the Shareholder or such Principal Shareholder Affiliates or to any trust or partnership for the direct or indirect benefit of the Shareholder or such Principal Shareholder Affiliates or the immediate family of the Shareholder or such Principal Shareholder Affiliates (including by will or intestate succession), provided that any such Transfer shall not involve a disposition for value, (ii) to any Affiliates (as defined below), associates, limited partners, members or shareholders of the Shareholder, (iii) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction available to all holders of Common Stock, and (iv) to the Company or any of its Subsidiaries; provided, however, that in any such case it shall be a condition to the Transfer pursuant to clauses (i) and (ii) above, that the transferee executes an agreement stating that the transferee is receiving and holding the Lock-Up Shares subject to the provisions of this Agreement and there shall be no further Transfer of such Lock-Up Shares except in accordance with this Agreement. For the avoidance of doubt, a “Transfer” shall not include any direct or indirect transfer of the equity securities of Shareholder or such Principal Shareholder Affiliates or any issuance of equity securities by the Shareholder or such Principal Shareholder Affiliates.
1.4    Without limiting the restrictions or obligations herein, any Transfer shall remain at all times subject to applicable securities laws.
1.5    The Shareholder agrees that the Company may place an appropriate restrictive legend on any stock certificates representing the Lock-Up Shares, or if the applicable Lock-Up Shares are evidenced by a book entry notification, state that such restrictions apply to such Lock-Up Shares on the books and records of the Transfer Agent issued to the Shareholder to indicate that such shares are subject to the terms of this Agreement. The Company agrees that it will (or will instruct the Transfer Agent to) promptly remove such restrictive legend upon the expiration of the Lock-Up Period and that the Company shall pay all costs associated with such removal (including all reasonable legal and broker fees of the Shareholder).
2.    Standstill.
2.1    Separate and apart from the duties and responsibilities of the Shareholder Director (as defined below), the Shareholder agrees that, until the date that is eighteen (18) months from the Closing, except in the case of Section 2.1(d) below, which shall continue until the date that is thirty-six (36) months from the Closing, at which times the standstill period shall end (the “Standstill Period”), (unless specifically requested in writing by the Company, acting through a resolution of a majority of Company’s directors), it shall not, and shall cause each of its controlled Affiliates (other than any Non-Private Equity Business (as defined below) of the Shareholder or its Affiliates) (such controlled Affiliates, together with the Shareholder, the “Principal Shareholder Affiliates”) not to:
(a)    make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or consents to vote or seek to advise or influence any other stockholder of the Company with respect to the voting of any voting securities of the Company

(b)    seek, alone or in concert with others, representation on the Board (other than to ensure compliance with the terms of this Agreement) or otherwise seek, or knowingly encourage any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or, except through the Shareholder Director or Observer, acting in such Shareholder Director’s or Observer’s capacity as such, and except through the exercise of its voting rights as a shareholder of the Company, seek or knowingly encourage any third Person with respect to the election or removal of any directors;
(c)    form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the 1934 Exchange Act) with respect to Common Stock or Common Stock Equivalents;
(d)    acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group, through swap or hedging transactions any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Shares or otherwise, any securities of Company or any rights decoupled from the underlying securities of Company that would result in the Principal Shareholder Affiliates owning, controlling or otherwise having any beneficial or other ownership interest in more than 19.9% of Common Stock outstanding at such time; provided, that, nothing herein will require Common Stock to be sold to the extent that the Principal Shareholder Affiliates, collectively, exceed the ownership limit under this clause (c) as the result of a share repurchase or similar Company action that reduces the number of outstanding shares of Common Stock;
(e)    except through the Shareholder Director or Observer, acting in such Shareholder Director’s or Observer’s capacity as such, and except through the exercise of its voting rights as a shareholder of the Company, otherwise act, alone or in concert with others, to seek to control, advise, change or influence the management, board of directors, governing instruments, policies or affairs of the Company;
(f)    make any public disclosure, or take any action that could require the Company to make any public disclosure, with respect to any of the matters set forth in this Section 2.1;
(g)    disclose any intention, plan or arrangement inconsistent with the foregoing; or
(h)    have any discussions or enter into any arrangements (whether written or oral) with, or advise, assist or encourage any other Persons in connection with any of the foregoing.
2.1    The restrictions set forth in Section 2.1 shall not apply if any of the following occurs:
(a)    in the event that the Company enters into a definitive agreement for a merger, consolidation or other business combination transaction as a result of which the stockholders of the Company would own (including, but not limited to, beneficial ownership) voting securities of the resulting corporation having 50% or less of the total voting power of the outstanding voting securities;
(b)    in the event that a tender offer or exchange offer for at least 50.1% of the outstanding voting securities of the Company is commenced by a third Person; or

(c)    the Company solicits from one or more Persons or enters into discussions with one or more Persons regarding, a proposal with respect to a merger of, or a business combination transaction involving, the Company, in each case without similarly soliciting a proposal from the Shareholder, or the Company makes a public announcement that it is seeking to sell itself and/or explore strategic alternatives and, in such event, such announcement is made with the approval of its Board of Directors.
2.2    Nothing in this Section 2 shall restrict the Shareholder from making any proposal directly to the Board of Directors on a confidential basis or from voting its Common Stock or Common Stock Equivalents in any manner the Shareholder and its Principal Shareholder Affiliates determine in their sole discretion.
2.3    If the terms of this Section 2 conflict in any way with the provisions of the Confidentiality Agreement, then the provisions of this Section 2 shall control. The Confidentiality Agreement shall terminate upon the occurrence of the Effective Time, but shall continue in full force and effect until the Effective Time, and thereafter, the confidentiality obligations set forth in Section 5 below shall continue in full force and effect in accordance with the terms of this Agreement.
2.4    For purposes of this Agreement, “Non-Private Equity Business” shall mean any business or investment of the Shareholder and its Affiliates distinct from the business of primarily making investments as conducted the Shareholder and its Affiliates; provided, that such business or investment shall not be deemed to be distinct from such private equity business if and at such time that (a) any confidential information with respect to the Company or its  Subsidiaries is made available to investment professionals of such business or investment who are not involved in the private equity business and who are involved in such other business or investment or (b) the Shareholder or any of its Affiliates instructs any such business or investment to take any action that would violate any provision of this Agreement had such action been taken directly by the Shareholder.
3.    Non-Competition / Non-Solicitation.
3.1    For purposes of this Agreement:
(a)    “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is controlled by or is under common control with such Person; provided, however, that notwithstanding the foregoing, except to the extent acting at the direction of the Shareholder, each portfolio company or other third-party investments of the Shareholder or any of its Affiliates and the limited partners of each investment fund affiliated with the Shareholder shall be deemed not to be Affiliates of the Shareholder.
(b)    “Business” shall mean the Company’s current business.
(c)    “Business Competitor” shall mean any Person listed on Exhibit A.
(d)    “Business Territory” shall mean worldwide.
(e)    “Control” (including the terms “controlling”, “controlled by” or “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(f)    “Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity not specifically listed herein.
(g)    “Restricted Period” shall mean the period commencing on the date of the Effective Time and ending on the date that is three (3) years from the date on which the Shareholder first ceases to have the right to nominate a Shareholder Director in accordance with Section 4.1.
(h)    “Restricted Employee” shall mean any employee or independent contractor of the Company or any of its Subsidiaries.
3.2    During the Restricted Period, unless otherwise requested in writing by the Company, Shareholder will not, and will not permit its controlled Affiliates (other than its Non-Private Equity Business) to, directly or indirectly:
(a)    hire or solicit for employment or as a consultant, or knowingly induce or knowingly attempt to persuade to terminate his or her employment with the Company or any Subsidiary, any Restricted Employee; provided, that this clause (a) shall not preclude a general solicitation through a public medium or general or mass mailing that is not targeted at employees of the Company or any of the Subsidiaries; or
(b)    solicit or knowingly encourage any current customer, current supplier, current manufacturer or Person that currently has a business relationship with the Company to reduce, alter or terminate its relationship with or divert any current customer of the Company away from the Company for the benefit of any Person competing with the Business within the Business Territory.
3.3    During the Restricted Period, the Shareholder will not, and will not permit its controlled Affiliates (other than its Non-Private Equity Business) to, make any investment or otherwise own or acquire any equity interest in any Business Competitor.
3.4    Section 3.3 notwithstanding, Shareholder and its Affiliates may acquire (through merger, stock purchase or purchase of all or substantially all of the assets or otherwise) the ownership of or any equity interest in any Person if the annual revenues of such Person from any Competing Business are no more than twenty percent (20%) of such Person’s total consolidated annual net sales (based on the most recent full fiscal year revenues of such Person); provided, that if such consolidated annual net sales are in excess of twenty percent (20%), then the Shareholder and its Affiliates shall be permitted to acquire ownership or equity of such Person and the Shareholder shall or shall cause such Affiliate to enter into a definitive agreement to divest such Competing Business within twelve (12) months of the closing of such acquisition.
4.    Shareholder Director; Observer.
4.1    The Company agrees that in accordance with the Company’s certificate of incorporation and by-laws and Delaware law, the Board of Directors of the Company (the “Board”) shall appoint a single director nominated by the Shareholder (such individual or any substitute chosen in accordance with Section 4.4, the “Shareholder Director”) to serve as a director of the Company as promptly as reasonably possible but no later than the next business day following the Company’s 2017 Annual Meeting of Stockholders. So long as the Shareholder beneficially owns at least ten percent (10%) or more of the Common Stock outstanding (the “Ownership Threshold”), then Company shall include the Shareholder Director (other than in the case of the refusal or inability of any such person to serve, in which case the Board shall include his substitute chosen in accordance with Section 4.4) appointed to the Board pursuant to this Section 4.1 as a nominee to the Board on any slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the annual meeting of the Board in which such Shareholder Director stands for re-election (the “Future Shareholder Meeting”) and shall use its reasonable best efforts (which shall include the solicitation of proxies) to obtain the election of the Shareholder Director at such Future Shareholder Meeting (it being understood that such efforts shall not be less than the efforts used by the Company to obtain the election of any other independent director nominee nominated by it to serve as a director at such meeting).
4.2    As a condition to the Shareholder Director’s appointment to the Board, the Shareholder shall (or shall cause the Shareholder Director to) have provided to the Company completed D&O Questionnaires in the form customarily provided by the Company to its directors and executed irrevocable resignations as director in the form attached hereto as Exhibit B (the “Irrevocable Resignation Letter”). As a further condition to the Shareholder’s nomination for election as a director of the Company, the Shareholder shall (or shall cause the Shareholder Director to), as promptly as practicable upon request of the Company, provide (i) executed consents from the Shareholder Director to be named as a nominee in Company’s proxy statement and to serve as a director if so elected, in the form customarily provided by the Company to its directors, (ii) any information required to be or customarily disclosed for all applicable directors, candidates for directors, and their affiliates and Representatives in a proxy statement or other filings under applicable law or stock exchange rules or listing standards, (iii) information in connection with assessing eligibility, independence and other criteria applicable to all applicable directors or satisfying compliance and legal obligations, and (iv) such other information as reasonably requested by the Company from time to time with respect to the Shareholder or the Shareholder Director.
4.3    Subject to Section 4.9, at all times while serving as a member of the Board, the Shareholder Director shall comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to all non-employee Board members, including, but not limited to, the Company’s Code of Business Conduct and Ethics and Insider Trading Policy.
4.4    If, during the Standstill Period, the Shareholder Director (i) resigns (including by reason of a change in principal business occupation or position or service on additional boards), (ii) refuses to serve, (iii) is removed by the shareholders as a director, (iv) does not receive sufficient votes from shareholders for election as a director, or (v) the Shareholder Director is unable to serve due to death or disability, in each case provided that such Shareholder Director is otherwise then entitled to be appointed or serve, as applicable, as a director of the Company pursuant to this Agreement, then the Shareholder shall be entitled to designate a replacement director or directors, as applicable, who shall (A) be reasonably acceptable to the Company, (B) qualify as an independent director of the Company under the listing rules of NASDAQ, and (C) provide the items required to be provided by the Shareholder Director pursuant to Section 4.2, and thereafter such individual or individuals, as applicable, shall be considered to be the “Shareholder Director” under this Agreement; provided, however in the instances of subsections (iii) or (iv) of this Section 4.4, the Shareholder shall be entitled to designate a single replacement without the right of future replacements should any subsequent replacement Shareholder otherwise be removed by the shareholders or does not receive sufficient votes from the shareholders of the Company.
4.5    Notwithstanding anything to the contrary in this Agreement, the obligations set forth in this Section 4 shall be contingent upon the closing of the transactions contemplated by the Purchase Agreement and become effective at, and subject to, the occurrence of the Closing.

4.6    Notwithstanding anything to the contrary in this Agreement, this Agreement shall terminate immediately, and the Shareholder Director shall promptly offer to resign from the Board and any committee thereof (and, if requested by the Company, promptly deliver the written resignation to the Board (which shall provide for the immediate resignation) it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignations), and the Company shall have no further obligation with respect to the Shareholder Director under this Section 4, if (a) notwithstanding the standstill obligations set forth in Section 2, the beneficial ownership of the Shareholder is less than the Ownership Threshold or (b) there is a final, non-appealable decision of a court of competent jurisdiction that the Shareholder breached its obligations under this Agreement in any material respect and, if capable of being cured, such material breach or failure has not been cured within 15 days after receipt by the Shareholder of written notice from the Company specifying such material breach or failure. In furtherance of this Section 4.6, the Shareholder Director has, concurrently with the execution of this Agreement, executed the Irrevocable Resignation Letter and delivered it to the Company.
4.7    Subject to Section 4.9, the Shareholder (and the Shareholder Director) acknowledges that the Shareholder Director shall have all of the rights and obligations, including fiduciary duties to Board and its stockholders, of a director under applicable law and Company’s organizational documents while such Shareholder Director is serving on the Board.
4.8    If at any time during the term of this Agreement, there is no Shareholder Director serving on the Board and at such time the Shareholder satisfies the Ownership Threshold, then the Shareholder may designate one (1) observer (the “Observer”) to attend, as a non-voting observer, all meetings (including telephonic meetings) of the Board and its committees. The Company shall, at any time, (a) provide the Observer with reasonable access, upon reasonable notice, to the books and records of the Company and its subsidiaries and (b) provide the Observer with (i) notice of all meetings of the Board and its committees and (ii) provide all information delivered to the members of the Board and its committees prior to such meetings at the same time such notice and information is delivered to the members of the Board and its committees. Notwithstanding the foregoing, the Company shall be entitled to (A) excuse the Observer from any portion of a Board meeting or a meeting of any of its committees (1) if the Observer’s participation in such meeting would reasonably be expected to create a conflict of interest or adversely affect the attorney/client privilege of the Company and its legal advisors and (2) withhold information from the Observer delivered to the Board or any of its committees prior to a meeting of the Board or, as the case may be, such committee, in each case, if the receipt of such information would reasonably be expected to create of conflict of interest or adversely affect the attorney/client privilege of the Company and its legal advisors. The Company agrees to pay all reasonable out-of-pocket expenses of the Observer incurred in connection with participating in or attending meetings pursuant to Section 4.8 in a similar fashion and consistent with the reimbursement policies extended to all Board members. Subject to Section 4.9, at all times while serving as an Observer, the Observer shall comply with the Company’s Insider Trading Policy.
4.9    Subject to Section 3.3 and Section 3.4, none of the Shareholder, any of its Affiliates or representatives and the Shareholder Director (the “Covered Person”) shall have any duty to communicate or present an investment or business opportunity or prospective economic advantage to the Company in which the Company may, but for the provisions of this Section 4.9, have an interest or expectancy (a “Corporate Opportunity”), and (b) none of the Shareholder, any of its Affiliates or representatives and the Shareholder Director shall be deemed to have breached any fiduciary or other duty or obligation to the Company by reason of the fact that any such Person pursues or acquires a Corporate Opportunity for itself or directs, sells, assigns or transfers such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Company. The Company renounces any interest in a Corporate Opportunity and any expectancy that a Corporate Opportunity will be offered to the Company, and at or prior to the Effective Time, the Board shall adopt resolutions in accordance with Section 122(17) of the Delaware General Corporation Law to give effect to such renunciation. For purposes of this Section 4.9, a Corporate Opportunity shall specifically exclude any investment, business opportunity or prospective economic advantage that is presented to, or acquired, created or developed by, or otherwise comes into the possession of the Shareholder Director or Observer acting directly in such capacity solely for or on behalf of the Company or to the Shareholder or any of its Affiliates from the Shareholder Director or Observer acting directly in such capacity solely for or on behalf of the Company.
5.    Confidentiality. The Confidentiality Agreement shall continue in full force and effect until the Closing Date, at which time the Confidentiality Agreement shall be terminated and be of no further force and effect. From the Closing Date until the date that is three (3) years following the date on which the Shareholder first ceases to have the right to nominate a Shareholder Director in accordance with Section 4.1, Shareholder shall hold any confidential information provided by the Company, regarding this Agreement, the Purchase Agreement or otherwise (the “Confidential Information”), in strict confidence and shall not divulge any such information to any third person; provided, however, that Shareholder may disclose such information (i) to his, her or its attorneys, accountants, consultants, trustees, beneficiaries and other professionals to the extent necessary to obtain their services in connection with Shareholder’s interests in the Company and Shareholder’s rights under the Purchase Agreement or other agreements entered into in connection with the Purchase Agreement, including his, her or its rights to receive proceeds pursuant to or as a result of the Purchase Agreement (provided such advisors are made aware of the confidentiality restrictions contained in this Section 5 and agree to abide by such provisions (and in any event the Shareholder shall be responsible for any breach by any such party of the confidentiality provisions of this Section 5)), and/or (ii) to any existing Affiliate of the Shareholder or any officer, director, employee, partner, member, shareholder, parent or subsidiary of Shareholder or any such Affiliate), in each case in the ordinary course of his, her or its business, provided in each case that such Shareholder informs the Person receiving the information that such information is confidential and such Person agrees to abide by the terms of this Section 4; provided, further, that the Confidential Information shall not include information which (a) is, or becomes, generally available other than as a result of a disclosure by the Shareholder or its representatives in violation of this Agreement, (b) is, or becomes, available to the Shareholder or its representatives from a source other than the Company or its representatives, provided that such source is not, and was not, actually known by the Shareholder or its representatives, as the case may be, to be prohibited from transmitting such information by any contractual, fiduciary or other legal obligation of confidentiality to the Company, (c) was available to the Shareholder or its representatives on a non-confidential basis prior to disclosure by the Company or the Company’s representatives or (d) is or was independently developed by the Shareholder or its Affiliate without use of the Company’s confidential information. If the Shareholder or any of its representatives are requested or required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Company’s confidential information, the Shareholder agrees to notify the Company so that the Company may, at the Company’s sole expense, promptly seek any appropriate protective order and/or promptly take any other action. In the event that such protective order is not promptly obtained, or that the Company waives compliance with the provisions hereof, (x) the Shareholder or such representative, as the case may be, may disclose to any tribunal or other person only that portion of the Company’s confidential information which is legally required to be disclosed or disclosure of which is otherwise necessary to avoid sanction for contempt of court (or such other tribunal or person) and shall use its commercially reasonable efforts, at the Company’s sole expense, to obtain assurance that confidential treatment will be accorded such Company’s confidential information and (y) the Shareholder shall not be liable for such disclosure unless such disclosure to such tribunal or other person was caused by, or resulted from, a previous disclosure by the Shareholder or any of its representatives, which disclosure was not permitted under the terms of this Agreement. Notwithstanding the restrictions imposed by this Section 5, the Shareholder and its Affiliates may disclose confidential information in connection with any audits or regulatory examinations (including by regulatory or self-regulatory bodies) to which Shareholder and its Affiliates becomes subject in the ordinary course of its business or any blanket request from any bank, securities, tax or other governmental or supervisory or regulatory authority (or examiner thereof) having jurisdiction in the course of a routine ordinary course examination of Shareholder’s and its Affiliates’ books and records (provided that such audit, examination or blanket request does not specifically target the Company or the Purchase Agreement).  The Shareholder further acknowledges and agrees that non-public materials provided to the Shareholder Director and communications relating to the Board shall be deemed confidential information.
6.    Miscellaneous.
6.1    Notices. Any and all notices and other communications and deliveries required or permitted to be provided here under shall be in writing and shall be delivered by hand or overnight courier service or sent by email transmission, and in the case of email transmission, with copies by hand delivery or overnight courier service to the respective parties below (or in each case, as otherwise notified by any of the parties below) and shall be effective and deemed to have been given (a) when sent by email with receipt confirmed between 9:00 a.m. and 5:00 p.m., Pacific time, on any Business Day, or on the next Business Day when sent by email with receipt confirmed following 5:00 p.m., Pacific time or (b) other than when previously delivered by email in accordance with this Section 6.1, upon actual receipt when delivered by hand or overnight courier service. The address for such notices and communications shall be as follows:

If to the Company:	Maxwell Technologies, Inc. 3888 Calle Fortunada San Diego, CA 92123 Telephone No.: 1 (858) 503-3341 E-mail: Attention: Emily Lough, Corporate Counsel & Chief Compliance Officer
With a copy to:	DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, California 92121-2133 Telephone No.: (858) 677-11414 E-mail: Attention: Larry W. Nishnick, Esq.
If to Shareholder:	SDIC Fund Management Co., Ltd. Floor 7, No. 1 South Binhe Road, Guanganmenwai Xicheng, Beijing 100055 Telephone No.: 86-10-6336 6398 E-mail: Attention:
With a copy to:	White & Case LLP 19th Floor, Tower 1 of China Central Place 81 Jianguo Lu, Chaoyang District Beijing 100025 Telephone No.: 86-10-5912-9600 E-mail: vtsoi@whitecase.com Attention: Vivian Tsoi
White & Case LLP 1221 Avenue of the Americas New York, New York 10020-1095 Telephone No.: (212) 819-8200 E-mail: gpryor@whitecase.com Attention: Gregory Pryor or to such other street address, individual or electronic communication number or address as may be designated by notice given by any party to the others. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by facsimile or electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the following Business Day if not given during such hours on any day.
6.2    Interpretation. When a reference is made in this Agreement to sections or exhibits, such reference shall be to a section of or an exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first above written. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.
6.3    Specific Performance; Injunctive Relief. The parties hereto acknowledge that they will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to a party upon any such violation of this Agreement by the other party, the non-violating party shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available at law or in equity and the violating party hereby waives any and all defenses that could exist in his, her or its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.
6.4    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties hereto; it being understood that all parties need not sign the same counterpart.
6.5    Entire Agreement; Nonassignability; Parties in Interest; Death or Incapacity. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) are not intended to confer, and shall not be construed as conferring, upon any person other than the parties hereto any rights or remedies hereunder. Except as otherwise provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party hereto without the prior written consent of the other party, and any such assignment or delegation that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns (including any person to whom any Shares are sold, transferred or assigned).
6.6    Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and all other terms and provisions of this Agreement will not in any way be affected or impaired so long as the economic and legal substance of the Transactions is not affected in any manner materially adverse to any party. In such event, the parties hereto will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.
6.7    Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative (but without duplication) with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.
6.8    Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all Proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective Affiliates, employees or agents) shall be commenced exclusively in the Delaware Courts. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such Delaware Court, or that such Proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
6.9    Termination. The term of this Agreement shall continue in full force and effect from the Effective Time until the earliest of the following dates: (a) the date as of which the parties hereto terminate this Agreement by written agreement; (b) the date as of which the last of the rights and obligations provided by Section 1.4 have expired and are in no further effect; (c) the closing of a transaction or series of related transactions deemed to be a liquidation, dissolution, winding up, merger or consolidation of the Company, provided, that in the case of a merger or consolidation, this Agreement shall terminate if and only if the Shareholder receives cash in exchange for all the Shares and the acquiror is a Person other than the Company, the Shareholder or their respective Affiliates; and (d) a termination in accordance with Section 4.6.
6.10    Amendment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against which the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right hereunder.
6.11    Rules of Construction. The parties hereto agree that they have been (or have had the opportunity to be) represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
6.12    Additional Documents, Etc. Shareholder and the Company shall execute and deliver any additional documents necessary or desirable to carry out the purpose and intent of this Agreement.
6.13    Effectiveness. Notwithstanding anything herein to the contrary, the rights and obligations of the parties under this Agreement will take effect automatically with no further action of the parties at the Closing (the “Effective Time”), and this Agreement will be of no force or effect until that time.

IN WITNESS WHEREOF, the parties hereto have caused this Shareholder Agreement to be executed as of the date first above written.

MAXWELL TECHNOLOGIES, INC.
Per:	/s/ Franz Fink
Name: Franz Fink Title: President and CEO

SHAREHOLDER: SDIC FUND MANAGEMENT CO., LTD.
Per:	/s/ Gao Yi
Name: Gao Yi Title: Executive Director
Address: Floor 7, No. 1 South Binhe Road, Guanganmenwai Xicheng, Beijing 100055 Email: gaoyi@sdicfund.com

[Signature Page to Principal Shareholder Agreement]

EXHIBIT A
LIST OF BUSINESS COMPETITORS

1. Panasonic, a division of Matsushita Electric Industrial Co., Ltd.,
2. NessCap Co., Ltd.,
3. LS Mtron, a unit of LS Cable,
4. Supreme Power Solutions Co., Ltd.,
5. Vina Technology Company, Ltd.,
6. Samxon, a unit of Man Yue Technology Holdings, Ltd.
7. Skeleton Technologies
8. Yunasko, Ltd.
9. Ioxus, Inc.

EXHIBIT B
FORM OF IRREVOCABLE RESIGNATION
OF THE SHAREHOLDER DIRECTOR
March __, 2017
Attention: Board of Directors
Maxwell Technologies
3888 Calle Fortunada
San Diego, CA 92123

Re: Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to Section 4.2 and 4.6 of the Shareholder Agreement, dated as of March __, 2017 (the “Agreement”), by and between Maxwell Technologies, Inc. (“Company”) and the Shareholder. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement. Effective only upon, and subject to, such time as there has been a final, non-appealable decision of a competent court that the Shareholder has breached its obligations under the Agreement in any material respect and, if capable of being cured, such material breach or failure has not been cured within 15 days after receipt by the Shareholder of written notice from the Company specifying the material breach or failure, I hereby resign from my position as a director of the Company and from any and all committees of the Board on which I serve.

This resignation may not be withdrawn by me at any time during which it is effective.

Sincerely,

By:
Name: